EXHIBIT 5.1
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                           WEIL, GOTSHAL & MANGES LLP
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                               September 22, 2006


BMW FS Securities LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

         Re:  BMW Vehicle Owner Trust 2006-A
              ------------------------------

         We have acted as counsel to BMW FS Securities LLC, a Delaware limited liability company (the "Company"), in connection with the issuance by BMW Vehicle Owner Trust 2006-A (the "Trust") of the Asset-Backed Notes (the "Notes") pursuant a prospectus dated August 11, 2006 as supplemented by a prospectus supplement dated September 13, 2006 (collectively, the "Prospectus"). The Trust was formed pursuant to the short-form trust agreement dated as of August 14, 2006, between the Company and Wilmington Trust Company as owner trustee (the "Owner Trustee"), as amended and restated pursuant to an Amended and Restated Trust Agreement dated as of September 22, 2006 (the "Trust Agreement") among the Company and the Owner Trustee

         A Registration Statement of the Company on Form S-3 relating to the Notes (File No. 333-133845) (the "Registration Statement") was filed by the Company with the Securities and Exchange Commission (the "Commission") on August 9, 2006 pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement was declared effective on August 11, 2006. As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of September 1, 2006 (as amended and supplemented from time to time, the "Indenture"), between the Trust and Deutsche Bank Trust Company Americas, as indenture trustee (the "Indenture Trustee").

                  We have examined forms of the:

         (a) the Trust Agreement;

         (b) the Indenture;

         (c) the Receivables Purchase Agreement dated as of September 1, 2006 between BMW Financial Services NA, LLC and the Company;

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BMW Vehicle Owner Trust 2006-A
September 22, 2006
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         (d) the Sale and Servicing Agreement dated as of September 1, 2006 among the Trust, the Company and BMW Financial Services NA, LLC;

         (e) the Administration Agreement dated as of September 1, 2006 among the Trust, BMW Financial Services NA, LLC and the Indenture Trustee;

         (f) the Underwriting Agreement dated September 13, 2006 between Barclays Capital Inc., as Representative of the Several Underwriters, and the Company; and

         (g) specimens of each class of the Notes.

         We refer to the documents listed in (a) through (g) above as the Transaction Documents. Capitalized terms used but not defined herein have the meanings assigned to them in the applicable Transaction Documents.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, and such limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. The opinion set forth below is also based on the assumptions that (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), has become effective under the Securities Act, (ii) the amount, price, interest rate and other principal terms of the Notes have been or will be duly approved by the Managing Member (or the authorized designees) of the Company, (iii) the related Indenture has been duly authorized, executed and delivered by the parties thereto substantially in the form filed as an exhibit to the Registration Statement, and (iv) the Notes have been duly executed by the Indenture Trustee and authenticated by the Indenture Trustee in accordance with the Indenture and sold and delivered by the Trust against payment therefor.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes will be legally issued, fully paid and nonassessable and the Notes will be the binding obligation of the Trust subject to applicable bankruptcy, insolvency, fraudulent conveyance,

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BMW Vehicle Owner Trust 2006-A
September 22, 2006
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reorganization, moratorium and similar laws affecting creditors rights and remedies generally, the subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         The opinions herein are limited to the laws of the State of New York, the limited liability company laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to this firm in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                                Very truly yours,


                                            WEIL, GOTSHAL & MANGES LLP